RHI ENTERTAINMENT ANNOUNCES RESULTS FOR THE FOURTH
QUARTER AND FULL YEAR ENDED DECEMBER 31, 2008
New York, NY – March 5, 2009 – RHI Entertainment, Inc. (NASDAQ: RHIE), a leading developer, producer, and distributor of new made-for-television (MFT) movies, miniseries, and other television programming, today reported its financial results for the fourth quarter and full year ended December 31, 2008.
“We are pleased with our performance in 2008, which resulted in significant improvements to Adjusted EBITDA and increased library revenue,” said Robert Halmi, Jr., President and Chief Executive Officer of RHI Entertainment, Inc. “Importantly, demand from our customers both domestically and internationally remains solid and we are confident that broadcasters contemplating how to fill their line-up of programming will continue to turn to us for cost effective solutions.”
Mr. Halmi continued, “There is no doubt, however, that the current global economic conditions presented challenges for our business in 2008, especially in the latter half of the year. These issues impacted the number of productions we ultimately delivered in 2008 and our fourth quarter financial results.”
“Looking ahead to 2009, we have set three primary goals for our company. First, over the next four years our objective is to pay down roughly $200 million in debt. Second, we will diversify our product mix to include series programming, which is in demand from many of our existing customers and will act as a catalyst to drive additional library sales. We have the production and distribution infrastructure already in place to make this move successfully without significant investment. Third, we will continue to focus on monetizing our library, which in this market offers exactly the right product for broadcasters looking for high quality, yet affordably priced content.
“We are also excited about Jeff Sagansky joining RHI as Chairman of the Board. Jeff brings with him over three decades of production, investment and executive experience in the film, television and digital media businesses. Based on his exceptional industry knowledge and high level relationships, we are confident that Jeff will have an immediate impact on our business,” Mr. Halmi concluded.
Full Year Ended December 31, 2008:
Total revenue for the year ended December 31, 2008 was $226.4 million, a reduction of 2 percent from $232.0 million for 2007, primarily driven by a reduction in production revenue during the second half of 2008.
Library revenue increased to $146.9 million, versus $98.9 million for 2007. This increase of approximately 49 percent was primarily due to the addition of the 2007 production slate to the library, increased average revenue per library title and additional revenue related to the distribution of programming on ION Media Networks (ION), which increased $9.0 million during full year 2008 compared to the prior year period. This arrangement with ION did not commence until late June 2007 and, consequently, there was less revenue from it during 2007.
Production revenue totaled $79.5 million in 2008, compared to $133.1 million in the prior year. During 2008, the Company delivered 35 movies (eight miniseries and 27 MFT movies), compared to 43 movies (five miniseries, 37 MFT movies and one episodic series) in 2007. The decrease in production revenue resulted primarily from a decrease in the average revenue per MFT movie and mini-series, as well as the aforementioned decrease in the number of MFT movies delivered in 2008. The decrease in the average revenue per film reflects lower sales activity resulting from the economic slowdown in the fourth quarter of 2008 as well as short-term delays in license fee revenue recognition stemming from the Company’s operating decision to provide windows for programming on ION and/or pay-per-view prior to exploitation windows on broadcast or cable networks. In the second half of 2008, we intentionally delivered fewer productions in an effort to more efficiently manage the Company’s resources.
Cost of sales for the full year ended December 31, 2008 was $153.7 million, compared to $137.1 million during 2007. The gross profit percentage for 2008 decreased to 32 percent from 41 percent. The decreased gross profit percentage was the result of the average amortization rate on library revenue being higher than in 2007, due to the mix of films upon which revenue was recognized. Amortization rates on new productions were also higher in 2008 than in 2007, reflecting lower average revenue per film in 2008 and its impact on the sales projections for these films over their accounting life cycles. Also contributing to the decrease in gross margin was an additional $6.7 million of costs arising from the amortization of minimum guarantee payments made to ION during 2008.
The Company reported Adjusted EBITDA of $71.9 million for the full year ended December 31, 2008, compared with $35.3 million for full year 2007, largely driven by increased library revenue and reduced production spending in 2008.
Net Loss for year ended December 31, 2008 totaled $58.4 million, compared to a loss of $22.6 million at year end 2007. Loss per share for the period from June 23, 2008, the date of the Company’s initial public offering, through December 31, 2008 was $2.68.
Net Loss and Loss per share for 2008 were significantly impacted by a $59.8 million Goodwill impairment charge as a result of the reduction in the fourth quarter of the Company’s public market valuation.
The Company notes that the results discussed above for the year ended December 31, 2008 represent the combined results for the Predecessor period (January 1, 2008 to June 22, 2008) and Successor period (June 23, 2008 to December 31, 2008). The combined results are non-GAAP financial measures and should not be used in isolation or substitution of Predecessor and Successor results. The Company believes the combined results help to provide a presentation of its results for comparability purposes.
Three Months Ended December 31, 2008:
Revenue for the three months ended December 31, 2008 declined 44 percent to $97.2 million, compared to $173.3 million for the three months ended December 31, 2007.
Library revenue for the three months ended December 31, 2008 decreased 25 percent to $47.1 million, compared to $63.2 million in the prior year period, primarily as a result of the Company’s ability to record a higher percentage of its annual library revenue in each of the first three quarters of 2008 as compared to prior years. Historically, a higher percentage of library revenue was recorded in the fourth quarter.
Production revenue was $50.1 million for the three months ended December 31, 2008, compared to $110.1 million during the fourth quarter of 2007. The decrease in production revenue for the quarter is primarily attributable to the same factors that impacted the Company’s full year 2008 production revenue results described above.
Cost of sales was $64.7 million in the fourth quarter, down from $100.2 million in the prior year period. The gross profit margin for the quarter decreased 9 percent year over year to 33 percent, largely as a result of the mix of films for which library revenue was recognized in each period and the higher rates of amortization associated with the 2008 slate of films noted above.
Adjusted EBITDA totaled $75.0 million for the fourth quarter of 2008 compared with $126.5 million in the prior-year quarter. The decrease is primarily attributable to the decline in production revenue during the fourth quarter of 2008 and the higher percentage of annual library revenue that was recorded in each of the first three quarters of 2008.
Net Loss for the fourth quarter totaled $28.9 million, compared with Net Income of $40.0 million during the year-ago quarter. Loss per share for the fourth quarter of 2008 was $2.14. Net Loss and Loss per share for the fourth quarter reflect the Goodwill impairment charge of $59.8 million discussed above.
Liquidity and Capital Resources
As of December 31, 2008, RHI’s credit facilities currently include: (i) two first lien facilities, a $175.0 million term loan and a $350.0 million revolving credit facility; and (ii) a $75.0 million senior second lien term loan. As of December 31, 2008, all of the Company’s debt was variable rate and totaled $576.8 million outstanding. To manage the related interest rate risk, the Company has entered into interest rate swap agreements. As of December 31, 2008, the Company had floating to fixed interest rate swaps outstanding in the notional amount of $435.0 million, effectively converting that amount of debt from variable rate to fixed rate. As of December 31 2008, the Company had $22.4 million of cash compared to $1.4 million of cash at December 31, 2007. As of December 31, 2008, the Company also had $19.8 million available under its revolving credit facility, net of an outstanding letter of credit.
Interest expense, which is net of capitalized interest and includes amortization of debt issuance costs, totaled $40.3 million for the year ended December 31, 2008. A substantial portion of the Company’s cash flow from operations must be used to pay its interest expense and will not be available for other business purposes.
Management is continually reviewing the Company’s operations for opportunities to adjust the timing of expenditures to ensure that sufficient resources are maintained. The Company is committed to tightly managing its film slate and its overall capital commitments to ensure that it has the appropriate resources in place to run and grow its business and continue to strengthen the Company’s balance sheet.
Overall, the Company believes that its cash on hand, available borrowings under its revolving credit facility and projected cash flows from operations will be sufficient to satisfy its financial obligations through at least the next twelve months.
Conference Call & Webcast
RHI’s senior management will host a conference call to discuss its fourth quarter and full year 2008 financial results on Thursday, March 5, 2009 at 5:00 pm ET. Interested parties in the United States and Canada may dial (866) 406-5408. Those participants outside of the U.S. and Canada may dial (973) 582-2770. The conference call I.D. is 80973942.
A replay of the earnings call will be available beginning two hours after the completion of the call on Thursday, March 5, 2009 through March 19, 2009. To hear the replay, callers in the U.S. and Canada may dial (800) 642-1687 and international callers may dial (706) 645-9291. The conference call ID number is 80973942.
This call is also available as a live webcast and can be accessed at RHI Entertainment’s Investor Relations Web site at http://ir.rhitv.com.
About RHI Entertainment
RHI Entertainment, Inc. (NASDAQ: RHIE) develops, produces and distributes new made-for-television movies, miniseries and other television programming worldwide, and is the leading provider of new long-form television content in the United States. Under the leadership of Robert Halmi, Sr. and Robert Halmi, Jr., RHI has produced and distributed thousands of hours of quality television programming, and RHI’s productions have received more than 100 Emmy Awards. In addition to the development, production and distribution of new content, RHI owns rights to over 1,000 titles and more than 3,500 broadcast hours of long-form television programming, which are licensed to broadcast and cable networks and new media outlets globally.
Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this release include statements regarding RHI Entertainment, Inc.’s anticipated growth, future operating results and ability to secure additional capital and liquidity. Forward-looking statements are not guarantees of future performance and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by RHI Entertainment, Inc., as well as from risks and uncertainties beyond RHI Entertainment, Inc.’s control. Such risks and uncertainties include, but are not limited to, the termination, non-renewal or renegotiation on materially adverse terms of our contracts with our significant customers and distributors, receipt of payment for license fees from our customers and distributors, the ability to attract new customers, penetrate new markets and distribution channels and react to changing consumer demands, the ability to achieve the strategic and financial objectives for our entry into or expansion of new distribution platforms, the ability to adequately protect our intellectual property, and general economic conditions. The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review “Risk Factors” described in RHI Entertainment, Inc.’s prospectus dated June 17, 2008 and the Company’s other public filings with the Securities and Exchange Commission. These forward-looking statements reflect RHI Entertainment, Inc.’s expectations as of the date of this release. RHI Entertainment, Inc. undertakes no obligation to update the information provided herein.

RHI ENTERTAINMENT, INC.
Financial Highlights
(In millions)

	Three Months ended	Three Months ended	% Change
	December 31, 2008	December 31, 2007

Production Revenue	$50.1	$110.1	(55)%
Library Revenue	47.1	63.2	(25)%
Total Revenue	97.2	173.3	(44)%
Gross Profit %	33%	42%	(9)%
Net (Loss) Income	(28.9)	40.0	N/A
Adjusted EBITDA	$75.0	$126.5	(41)%

	Year ended	Year ended	% Change
	December 31, 2008	December 31, 2007

Production Revenue	$ 79.5	$133.1	(40)%
Library Revenue	146.9	98.9	49%
Total Revenue	226.4	232.0	(2)%
Gross Profit %	32%	41%	(9)%
Net Loss	(58.4)	(22.6)	N/A
Adjusted EBITDA	$71.9	$35.3	104%

RHI ENTERTAINMENT, INC.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months	Three Months
	Ended	Ended
	December 31,	December 31,
	2008	2007
	Successor	Predecessor
Revenue
Production revenue	$50,124	$110,069
Library revenue	47,120	63,218

Total revenue	97,244	173,287
Cost of sales	64,723	100,179

Gross profit	32,521	73,108
Other costs and expenses:
Selling, general and administrative	12,760	15,938
Amortization of intangible assets	315	331
Goodwill impairment	59,838	—
Fees paid to related parties:
Management fees	—	150

Income (loss) from operations	(40,392)	56,689
Other (expense) income:
Interest expense, net	(8,053)	(12,387)
Interest income	3	61
Other (expense) income, net	39	(575)

Loss before income taxes and non-controlling interest in loss of consolidated entity	(48,403)	43,788
Income tax provision	(1,767)	(3,749)

Loss before non-controlling interest in loss of consolidated entity	(50,170)	40,039
Non-controlling interest in loss of consolidated entity	21,222	—

Net loss	$(28,948)	$40,039

Basic and diluted loss per share	$(2.14)	N/A

RHI ENTERTAINMENT, INC.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	(a)	(b)	(a) + (b)
	Successor	Predecessor	Combined (1)	Predecessor
	Period From
	June 23, 2008 to	Period from	Year Ended	Year Ended
	December 31,	January 1, 2008	December 31,	December 31,
	2008	to June 22, 2008	2008	2007

Revenue
Production revenue	$72,889	$6,602	$79,491	$133,149
Library revenue	80,302	66,643	146,945	98,862

Total revenue	153,191	73,245	226,436	232,011
Cost of sales	104,273	49,396	153,669	137,074

Gross profit	48,918	23,849	72,767	94,937
Other costs and expenses:
Selling, general and administrative	23,306	25,802	49,108	45,684
Compensation expense – Company founder	–	–	–	–
Amortization of intangible assets	665	671	1,336	1,327
Goodwill Impairment	59,838	–	59,838	–
Fees paid to related parties:
Management fees	–	287	287	600
Termination fee	6,000	–	6,000	–

(Loss) income from operations	(40,891)	(2,911)	(43,802)	47,326
Other (expense) income:
Interest expense, net	(18,727)	(21,559)	(40,286)	(51,487)
Interest income	23	34	57	215
Loss on extinguishment of debt	–	–	–	(17,297)
Other (expense) income, net	(895)	706	(189)	70

Loss before income taxes and non-controlling interest in loss of consolidated entity	(60,490)	(23,730)	(84,220)	(21,173)
Income tax (provision) benefit	(2,239)	1,518	(721)	(1,424)

Loss before non-controlling interest in loss of consolidated entity	(62,729)	(22,212)	(84,941)	(22,597)
Non-controlling interest in loss of consolidated entity	26,534	–	26,534	–

Net loss	$(36,195)	$(22,212)	$(58,407)	$(22,597)

Basic and diluted loss per share	(2.68)	N/A	N/A	N/A

(1) Represents the combined results of RHI Entertainment, LLC (Predecessor) for the period from January 1, 2008 through June 22, 2008 and RHI Entertainment, Inc. (Successor) for the period from June 23, 2008 through December 31, 2008. The combined results are non-GAAP financial measures and should not be used in isolation or substitution of Predecessor and Successor results. We believe the combined results help to provide a presentation of our results for comparability purposes.

RHI ENTERTAINMENT, INC.
Unaudited Adjusted EBITDA
(In thousands)

	Three Months	Three Months
	Ended	Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007
	Successor	Predecessor	Combined (1)	Predecessor
Net loss	$(28,948)	$40,039	$(58,407)	$(22,597)
Non-controlling interest	(21,222)	—	(26,534)	—
Interest expense, net	8,053	12,387	40,286	51,487
Income tax expense	1,767	3,749	721	1,424
Depreciation of fixed assets	51	49	201	204
Amortization of film production costs	59,173	93,399	137,060	122,493
Amortization of intangible assets	315	331	1,336	1,327
Capitalized film production costs, net	(8,319)	(28,061)	(100,173)	(146,173)
Financing-related expenses	—	3,897	6,000	7,547
Share-based compensation	590	485	2,044	1,940
Bad debt expense	—	—	2,992	—
Severance-related expense	3,697	205	6,528	375
Goodwill impairment	59,838	—	59,838	—
Loss on extinguishment of debt	—	—	—	17,297

Adjusted EBITDA (2)	$74,995	$126,480	$71,892	$35,324

(1) Represents the combined results for the Predecessor and Successor period presented. The combined results are non-GAAP financial measures and should not be used in isolation or substitution of Predecessor and Successor results. We believe the combined results help to provide a presentation of our results for comparability purposes.
(2) Adjusted EBITDA represents net loss before non-controlling interest in loss of consolidated entity, interest expense, net, income tax expense, depreciation of fixed assets, amortization of film production costs, amortization of intangible assets, share-based compensation, bad debt expense, severance-related expenses, impairment charges and any loss on extinguishment of debt and financing-related expenses, reduced by our capitalized film production costs net of changes in accrued film production costs during the applicable period. We deduct our capitalized film production costs net of changes in accrued film production costs because we consider our film production spending to be a material aspect of our ongoing operating performance. We add back any bad debt expense, severance-related expense, impairment charges, loss on extinguishment of debt and financing-related expenses because we do not consider it to be a material aspect of our ongoing operating performance.
We present Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe a comparable measure is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, many of which present Adjusted EBITDA or a comparable measure when reporting their results. We also use Adjusted EBITDA for the following purposes: our management uses Adjusted EBITDA to assess our operating performance; our compensation committee judges the performance of our executives and calculates their compensation, at least in part, based on our Adjusted EBITDA performance; and Adjusted EBITDA is also widely used by us and others in our industry to evaluate and price potential acquisition candidates.
Adjusted EBITDA is a measure of our performance that is not required by, or presented in accordance with, GAAP. Adjusted EBITDA has limitations as an analytical tool, is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity.
You are encouraged to evaluate such adjustments and the reasons we consider them appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to, among others, the following limitations:
• Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
• Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
• Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;
• although depreciation and certain amortization expenses are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future; and
• other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures.
Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally. See the statements of cash flows included in our consolidated financial statements.

RHI ENTERTAINMENT, INC.
Unaudited Condensed Consolidated Balance Sheets
(In thousands, except per share data)

	December 31,	December 31,
	2008	2007
	Successor	Predecessor

ASSETS
Cash	$22,373	$1,407
Accounts receivable, net of allowance for doubtful accounts and discount to present value of $11,933 and $6,311, respectively	180,125	113,759
Film production costs, net	780,122	754,337
Property and equipment, net	370	399
Prepaid and other assets, net	28,928	20,055
Intangible assets, net	2,264	3,600
Goodwill	—	59,838

Total assets	$1,014,182	$953,395

LIABILITIES AND STOCKHOLDERS’/MEMBER’S EQUITY
Accounts payable and accrued liabilities	$51,477	$40,172
Accrued film production costs	195,328	132,656
Debt	576,789	655,951
Deferred revenue	13,530	24,203
Non-controlling interest in consolidated entity	74,896	—

Total liabilities	912,020	852,982

Member’s equity	—	112,270
Stockholders’ equity
Common stock, par value $0.01 per share;125,000 shares authorized and 13,505 shares issued and outstanding	135	—
Additional paid-in capital	149,609	—
Accumulated deficit	(36,195)	—
Accumulated other comprehensive loss	(11,387)	(11,857)

Total stockholders’ / member’s equity	102,162	100,413

Total liabilities and stockholders’ / member’s equity	$1,014,182	$953,395

RHI ENTERTAINMENT, INC.
Unaudited Selected Cash Flow Information
(In thousands)

	Period from	Period from
	June 23, 2008	January 1,	Year Ended	Year Ended
	to December 31,	2008 to June	December 31,	December 31,
	2008	22, 2008	2008	2007
	(a)	(b)	(a) + (b)
	Successor	Predecessor	Combined	Predecessor

Net cash used in operating activities	$(22,788)	$(32,331)	$(55,119)	$(88,778)
Net cash used in investing activities	(91)	(81)	(172)	(132)
Net cash provided by financing activities	11,737	64,250	75,987	86,566
Cash (end of period)	22,373	33,515	22,373	1,407

Contacts:
Investors & Media
Erica Bartsch
Sloane & Company
Ebartsch@Sloanepr.com
212-446-1875